As filed with the Securities and Exchange Commission on October 31, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SAFE AND GREEN DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	87-1375590
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 Biscayne Blvd., #1201

Miami, Florida 33132

(904) 496-0027

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Villarreal

Chief Executive Officer

100 Biscayne Blvd., #1201

Miami, Florida 33132

(904) 496-0027

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.
Melissa Murawsky, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone: (212) 885-5000

Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Stockholders named in this prospectus are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 31, 2025

PRELIMINARY PROSPECTUS

91,115,703 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus (the “Selling Stockholders”) from time to time of up to 91,115,703 shares of our common stock, par value $0.001 per share (the “Common Stock”). These shares of Common Stock being registered herewith consist of: (i) 53,925,620 shares of Common Stock issuable upon the conversion of 360,000 shares (the “Series B Shares”) of our newly designated Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”), par value $0.001 per share and stated value $25.00 per share (the “Stated Value”), which such shares of Series B Preferred Stock were issued pursuant to that certain securities purchase agreement, dated as of October 16, 2025, by and among us and the purchasers named therein (the “Purchase Agreement”); and (ii) 37,190,083 shares of Common Stock issuable upon exercise of certain accompanying warrants (the “Warrants”) that were issued together with the Series B Shares pursuant to the Purchase Agreement.

The 53,925,620 shares of Common Stock issuable upon the conversion of the Series B Shares is comprised of: (i) 6,617,647 shares of Common Stock (the “Initial Conversion Shares”) issuable upon the conversion of the Series B Shares at an initial conversion price (the “Conversion Price”) of $1.36 per share; and (ii) 30,572,436 additional shares of Common Stock that will be issuable upon conversion of the Series B Shares assuming the Conversion Price is reduced to the Floor Price (as hereinafter defined) pursuant to the anti-dilution adjustment provision or the reset provision of the Series B Preferred Stock (the “Series B Adjustment Shares” and, together with the Initial Conversion Shares, the “Conversion Shares”); and (iii) 16,735,537 shares of Common Stock, representing the maximum aggregate number of shares of Common Stock issuable as dividends in the form of Common Stock (the “Dividend Shares”) to the holders of the Series B Shares at a rate of 9% per annum on the Stated Value of the Series B Preferred Stock, compounded each calendar quarter over an assumed term of five years or subject to the Make Whole provisions of the Series B Shares, assuming the Conversion Price is reduced to the Floor Price.

The 37,190,083 shares of Common Stock issuable upon exercise of the Warrants is comprised of: (i) 6,617,647 shares of Common Stock (the “Initial Warrant Shares”) issuable upon exercise of the Warrants at an initial exercise price of $1.36 per share; and (ii) 30,572,436 additional shares of Common Stock (the “Warrant Anti-Dilution Shares” and, together with the Initial Warrant Shares, the “Warrant Shares”) that will be issuable upon exercise of the Warrants assuming the Conversion Price is reduced to the Floor Price.

The Initial Conversion Shares, the Initial Warrant Shares, the Series B Adjustment Shares, the Warrant Anti-Dilution Shares and the Dividend Shares are collectively referred to as (the “Private Placement Shares”).

The Series B Preferred Stock and the Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder, as applicable. We are registering the resale of the Initial Conversion Shares, the Initial Warrant Shares, the Series B Adjustment Shares, the Warrant Anti-Dilution Shares and the Dividend Shares.

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations to register the resale of the Private Placement Shares by the Selling Stockholders. See “Selling Stockholders” beginning on page 17 of this prospectus for more information about the Selling Stockholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of such shares of Common Stock. The Selling Stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of Common Stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

The issuance of the shares of Common Stock covered by this prospectus could cause substantial dilution to our existing stockholders. The number of shares covered by this prospectus represents approximately 1,031% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus. Please refer to risk factor entitled “The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution” on page 5 of this prospectus. For additional information on the terms of the Series B Preferred Stock and the Warrants, including those terms which may affect the number of Initial Conversion Shares, Initial Warrant Shares, Series B Adjustment Shares, Dividend Shares or Warrant Anti-Dilution Shares that will be issued to the holders of the Series B Shares and the Warrants, you should refer to the section of this prospectus entitled “The Private Placement.”

We will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any Private Placement Shares subject to resale hereunder will have been issued by us and acquired by the Selling Stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the Private Placement Shares in this offering. We will bear all costs, expenses and fees in connection with the registration of the Private Placement Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Private Placement Shares.

Our Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SGD.” On October 30, 2025, the closing sale price of our Common Stock on Nasdaq was $1.06 per share.

Investment in our Common Stock involves risk. See “Risk Factors” contained in this prospectus on page 4, under similar headings in our annual and periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2025.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.sgdevco.com., shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms ““we,” “us,” “our,” “the Company,” “Safe and Green Development” and “our business” refer to Safe and Green Development Corporation and “this offering” refers to the offering contemplated in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the Private Placement Shares offered by them described in this prospectus.

This prospectus provides you with a general description of the Private Placement Shares the Selling Stockholders may offer. A prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Where You Can Find More Information and “Incorporation of Certain Documents by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement or free-writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the Private Placement Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights about us and selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus and the documents incorporated by reference carefully, especially the risks of investing in our Common Stock discussed under and incorporated by reference in “Risk Factors” on page 4 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

On October 8, 2024, we effected a 1-for-20 reverse stock split of our then-outstanding Common Stock (“Stock Split”). All share and per share amounts set forth in this prospectus have been adjusted to reflect the Stock Split.

The Company

Safe and Green Development Corporation is a Delaware corporation, originally formed in 2021 under the name SGB Development Corp., to engage in real property development using purpose-built, prefabricated modules constructed from both wood and steel. From its inception through 2023, our operations primarily focused on the acquisition, entitlement, and development of residential properties in high-growth markets across the United States. These efforts included the direct acquisition of land, strategic investments in real estate entities, and joint venture partnerships targeting green, single-family and multifamily housing projects.

In 2023 and early 2024, we expanded our strategy by investing in real estate-related artificial intelligence (“AI”) technologies and entering into additional joint ventures in the Southern Texas market aimed at developing sustainable single-family housing. We also announced plans to monetize our real estate holdings by selling properties where third-party appraisals indicated meaningful value appreciation, with proceeds to be reinvested into our operations or used to fund project-level or corporate activities.

In June 2025, we completed our acquisition of Resource Group US Holdings LLC (“Resource Group”), which marked a significant strategic shift in our core business. Resource Group, through its subsidiaries, is a vertically integrated, full-service operator in the engineered soils and organic recycling industry. Its operations center on the transformation of targeted organic green waste materials into environmentally friendly soil and mulch products. Resource Group also provides comprehensive green waste logistics and collection services through its owned fleet of high-capacity transportation equipment.

While Resource Group is expected to serve as our primary operational focus going forward, we will also continue to optimize and operate our legacy real estate assets and joint venture interests. In connection with this dual-track strategy, we are evaluating the most efficient path to manage our property portfolio while supporting the growth and operational scale of Resource Group.

Corporate Information

We were incorporated in Delaware on February 27, 2021. Our principal executive office is located at 100 Biscayne Blvd., Floor 12, Suite 1201, Miami, Florida 33132, and our phone number is (904) 496-0027. We maintain a website at www.sgdevco.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

In December 2022, Safe & Green Holdings Corp. (“SG Holdings”), the then owner of 100% of our issued and outstanding securities, announced its plan to separate Safe and Green Development and SG Holdings into two separate publicly traded companies (the “Separation”). To implement the Separation, on September 27, 2023 (the “Distribution Date”), SG Holdings, effected a pro rata distribution to SG Holdings’ stockholders of approximately 30% of the outstanding shares of our Common Stock (the “Distribution”). In connection with the Distribution, each SG Holdings stockholder received 0.930886 shares of our Common Stock for every five (5) shares of SG Holdings Common Stock held as of the close of business on September 8, 2023, the record date for the Distribution, as well as a cash payment in lieu of any fractional shares. Immediately after the Distribution, we were no longer a wholly owned subsidiary of SG Holdings and SG Holdings held approximately 70% of our issued and outstanding securities. SG Holdings no longer holds any of our issued and outstanding securities. On September 28, 2023, our Common Stock began trading on the Nasdaq Capital Market under the symbol “SGD.”

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 91,115,703 Private Placement Shares. None of the Private Placement Shares registered for resale hereby are being offered for sale by us.

Shares of Common Stock outstanding prior to this offering	8,837,152 Shares

Shares of Common Stock offered by the Selling Stockholders	91,115,703 shares of our Common Stock, consisting of: (i) 53,925,620 shares of Common Stock issuable upon the conversion of the Series B Shares, which is comprised of: (a) 6,617,647 Initial Conversion Shares, (b) 30,572,436 Series B Adjustment Shares; and (c) 16,735,537 Dividend Shares; and (ii) 37,190,083 shares of Common Stock issuable upon exercise of the Warrants, which is comprised of: (a) 6,617,647 Initial Warrant Shares; and (b) 30,572,436 Warrant Anti-Dilution Shares.

Terms of the offering	The Selling Stockholders and any of their pledgees, assignees and successors-in-interest will determine when and how they sell the Private Placement Shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Common Stock outstanding after this offering	99,952,854
Registration Rights	In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of October 16, 2025, with each of the Selling Stockholders. Under the terms of the Registration Rights Agreement and the Purchase Agreement, we agreed to prepare and file this registration statement with respect to the registration of the Private Placement Shares by the Selling Stockholders, as applicable, by the 15th calendar day following the date of the applicable agreement and to use commercially reasonable efforts to have the registration statement declared effective as promptly as possible thereafter. The Registration Rights Agreement further provides that we shall use commercially reasonable efforts to keep such registration statement effective at all times until all securities covered by such registration statement have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

Use of Proceeds	The Selling Stockholders will receive all of the proceeds from the sale of any Private Placement Shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Private Placement Shares by the Selling Stockholders (although we may receive proceeds from the exercise of the Warrants, to the extent such Warrants are exercised for cash by the Selling Stockholders). See “Use of Proceeds” in this prospectus.

Risk Factors	You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our Common Stock.

Nasdaq symbol	Our Common Stock is listed on Nasdaq under the symbol “SGD.”

Except as otherwise indicated, the number of shares of Common Stock to be outstanding immediately after this offering is based on 8,837,152 shares of Common Stock outstanding as of October 31, 2025, and excludes:

●	944,420 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $0.9094 per share;

●	5,633,082 shares of Common Stock issuable upon the conversion of 938,847 outstanding shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”); and

●	1,318,859 shares of Common Stock reserved for future issuance under the 2023 Incentive Compensation Plan (the “2023 Plan”).

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the outstanding warrants or conversion of the outstanding shares of Series A Preferred Stock described in the bullets above.

RISK FACTORS

Investing in our shares of Common Stock involves a high degree of risk. Before deciding whether to invest in our Common Stock, you should consider carefully the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our Common Stock in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. For more information, see the section entitled “Where You Can Find More Information.”

If we fail to comply with the continued listing requirements of Nasdaq, our Common Stock may be delisted and the price of our Common Stock and our ability to access the capital markets could be negatively impacted.

Our Common Stock is currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million and a minimum closing bid price of $1.00 per share or risk delisting, which would have a material adverse effect on our business. A delisting of our Common Stock from Nasdaq could materially reduce the liquidity of our Common Stock and result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

We have in the past, and may in the future, be unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common shares on Nasdaq. For example, on August 26, 2024, the Company had received a letter from Nasdaq stating that the Company did not comply with the minimum $2.5 million stockholders’ equity, $35 million market value of listed securities, or $500,000 in net income from continuing operations requirements for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rules 5550(b)(1), 5550(b)(2), or 5550(b)(3), respectively. On February 14, 2025, the Company received a letter from Nasdaq stating that based on the Company’s Form 8-K, as filed with the SEC on February 12, 2025, Nasdaq has determined that the Company now complies with the stockholders’ equity requirement as set forth in Nasdaq Listing Rule 5550(b)(1).

There is no assurance that we will maintain compliance with the minimum listing requirements with all applicable requirements for continued listing on Nasdaq. If our Common Stock were delisted from Nasdaq, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors would likely not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our Common Stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

The sale of a substantial amount of our shares in the public market could adversely affect the prevailing market price of our securities.

We are registering for resale up to 91,115,703 shares of our Common Stock, which is a significant number of shares compared to the current number of shares of our Common Stock issued and outstanding. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance the Initial Conversion Shares, the Initial Warrant Shares the Series B Adjustment Shares, the Warrant Anti-Dilution Shares and the Dividend Shares, for example, is likely to further depress the price of our Common Stock, which could, among other factors, make it more difficult for us to maintain compliance with Nasdaq’s continued listing requirements. We cannot predict if and when the Selling Stockholders may sell such shares of our Common Stock in the public markets. Furthermore, in the future, we may issue additional shares of our Common Stock or other equity or debt securities convertible into shares of our Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause the market price of our securities to decline.

The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of Common Stock being offered pursuant to this prospectus represent Initial Conversion Shares, Initial Warrant Shares, Series B Adjustment Shares, the Warrant Anti-Dilution Shares and Dividend Shares. As of October 29, 2025, there were 8,837,152 shares of Common Stock issued and outstanding (prior to any deemed issuance of any Initial Conversion Shares, Initial Warrant Shares, Series B Adjustment Shares, Warrant Anti-Dilution Shares or Dividend Shares). The number of shares covered by this prospectus represents approximately 1,031% of the number of shares of Common Stock issued and outstanding as of the date of this prospectus. As a result, if we are required to issue the maximum number of Private Placement Shares that are being registered hereunder, an existing stockholder’s proportionate interest in us will be substantially diluted. The actual number of shares of Common Stock that we issue to the Selling Stockholders may be less than the aggregate number of shares covered by this prospectus.

Holders of our Series B Preferred Stock are entitled to certain payments under the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock (the “Series B Certificate of Designation”) that may be paid in cash or in shares of Common Stock depending on the circumstances. If we make these payments in cash, it may require the expenditure of a substantial portion of our cash resources. If we make these payments in Common Stock, it may result in substantial dilution to the holders of our Common Stock.

Each share of Series B Preferred Stock is entitled to receive cumulative dividends at the rate per share of 9% per annum (as a percentage of the Stated Value per share), payable on each conversion date (with respect to only the share of Series B Preferred Stock being converted), which are payable in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock at the conversion price then on effect in accordance with the terms of the Series B Certificate of Designation. As such, we may rely on having available shares of Common Stock to pay such dividends, which will result in dilution to our stockholders. If we do not have such available shares, we may not be able to satisfy our obligations as related to these dividends pursuant to the terms of the Series B Certificate of Designation, or we may be forced to make such payments in cash. If we do not have sufficient cash resources to make these payments, we may need to raise additional equity or debt capital, and we cannot provide any assurance that we will be successful in doing so.

The Series B Certificate of Designation and Warrants contains certain anti-dilution provisions, which may dilute the interests of our stockholders, depress the price of our Common Stock, and make it difficult for us to raise additional capital.

Certain events, for example, a Dilutive Issuance (as defined in the Series B Certificate of Designation) may reduce the conversion price of the Series B Preferred Stock and increase the number of shares to be issued upon conversion of the Series B Shares and also increase the number of shares of Common Stock to be issued upon exercise of the Warrants, which in turn may lead to further dilution to the holders of our Common Stock. Furthermore, dividends on the Series B Shares may be paid in certain circumstances in shares of Common Stock which in turn may lead to further dilution to the holders of our Common Stock. In addition, the perceived risk of dilution may cause our stockholders to be more inclined to sell their Common Stock, which may in turn depress the price of common shares regardless of our business performance. We may also find it more difficult to raise additional equity capital while any of the Series B Shares and the Warrants remain outstanding.

Under the Purchase Agreement, we are subject to certain restrictive covenants that may make it difficult to procure additional financing.

The Purchase Agreement contains, among others, the following restrictive covenants: (A) from the date of the Purchase Agreement until 90 days following the later of (a) the earliest of the date that (i) the initial registration statement  registering for resale all Conversion Shares and Warrant Shares has been declared effective by the SEC, (ii) all of the Conversion Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (iii) following the one year anniversary of the Closing Date provided that a holder of Conversion Shares and Warrant Shares is not an affiliate of us, or (iv) all of the Shares and Warrant Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and counsel to the Company has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Conversion Shares and Warrant Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders and (b) the Stockholder Approval Date, we shall not (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement and (B) from the date of the Purchase Agreement until the later of (i) six months from the date of the Purchase Agreement, (ii) thirty (30) days following the Stockholder Approval Date, and (iii) the date that we have fewer than 40,000 shares of issued and outstanding Series B Preferred Stock, we shall be prohibited from entering into any variable rate transactions, subject to certain exceptions. “Stockholder Approval Date” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from our stockholders with respect to issuance of all of the Warrant Shares upon the exercise of the Warrants, including, without limitation, to give full effect and consent to any adjustment to the Exercise Price or number of shares of Common Stock underlying the Warrants following any stock dividend, stock split or other share combination event, dilutive issuance or reset date.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the investor party to the Purchase Agreement, which such investor is not obligated to grant to us.

Additionally, the Purchase Agreement requires us to hold a meeting of our stockholders at the earliest practicable date (and in no event later than 60 days after the closing) to seek stockholder approval and, if such approval is not obtained at the initial meeting, to hold a second meeting on or prior to the 60th calendar day following such meeting, and thereafter every 90 days to seek stockholder approval until the earlier of the date stockholder approval is obtained or December 31, 2026, whichever is sooner, which may be time consuming and costly.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase Private Placement Shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholders may sell such Private Placement Shares at different times and at different prices.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

We may from time-to-time issue additional shares of Common Stock or preferred stock. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Common Stock or preferred stock. Any future issuances of Common Stock or securities convertible into Common Stock, would further dilute the percentage ownership of us held by holders of Common Stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

Stockholders may experience significant dilution as a result of potential future financings that we may effect.

Purchasers of the Private Placement Shares in this offering, as well as our existing stockholders, will experience significant dilution if we sell additional shares at prices significantly below the price at which they invested. In addition, we may issue additional shares of Common Stock or other equity securities exercisable for shares of Common Stock in connection with, among other things, future acquisitions of additional companies or assets, or under our equity incentive plans, in certain cases without stockholder approval. Our existing stockholders may experience significant dilution if we issue shares of Common Stock in the future at prices below the price at which previous stockholders invested.

Our issuance of additional shares of Common Stock or other Common Stock equivalents would have the following effects:

●	our existing stockholders’ proportionate ownership interest in us will decrease;

●	the relative voting strength of each previously outstanding ordinary share may be diminished; and

●	the market price of our Common Stocks may decline.

An active trading market for our Common Stock may not be sustained.

Although our Common Stock is listed on Nasdaq, the market for our Common Stock has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Common Stock may impair investors’ ability to sell their shares of Common Stock at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares of Common Stock and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to utilize our shares as consideration in any licensing or other collaboration transactions with third parties.

Our share price may be subject to substantial volatility, and stockholders may lose all or a substantial part of their investment.

Our Common Stock is currently traded on Nasdaq. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Common Stock may not necessarily be a reliable indicator of our fair market value. The price at which our Common Stock trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of sources of revenues, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC, on March 31, 2025 entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference into this prospectus. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus is accurate as of any date other than as of the date of this prospectus, or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any securities, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

THE PRIVATE PLACEMENT

On October 16, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors for the issuance and sale in a private placement (the “Private Placement”) of 360,000 shares of Series B Preferred Stock convertible at an initial conversion price of $1.36 per share into 6,617,647 shares of Common Stock and Warrants to purchase up to 6,617,647 shares of Common Stock exercisable at an initial exercise price of $1.36 per share, subject, among other things, to adjustment, stockholder approval and certain beneficial ownership limitations set by each holder, for a combined purchase price of $25.00 for each share of Series B Preferred Stock and accompanying Warrant. The Private Placement closed on October 17, 2025 (the “Closing Date”). The net proceeds to us from the Private Placement were approximately $8.175 million, after deducting placement agent fees and the payment of other offering expenses associated with the offering that were payable by us. Dawson James Securities, Inc. served as the exclusive placement agent in connection with the Private Placement and was paid (i) a cash fee equal to 7.5% of the aggregate gross proceeds of the Private Placement, and (ii) up to $150,000 for legal fees and other out-of-pocket expenses.

Set forth below is a summary of the Private Placement transaction and the related agreements. Copies of the related agreements have been filed as exhibits to our Current Report on Form 8-K, filed with the SEC on October 22, 2025. You are encouraged to review the full text of such agreements.

The Securities Purchase Agreement

Pursuant to the Purchase Agreement, we agreed to file a proxy statement with the SEC within 15 days of the Closing Date and hold a special meeting of stockholders at the earliest practical date after the date following the filing thereof (and in no event later than 60 days after the Closing Date) (the “Stockholder Meeting Deadline”) for the purpose of obtaining such approval as may be required under the applicable rules of Nasdaq from our stockholders with respect to (i) reduction to the applicable conversion price in the Series B Preferred Stock and the exercise price in the Warrants, (ii) adjustment terms in the Series B Preferred Stock and the Warrants, (iii) issuance of all of the Conversion Shares upon the conversion of the Series B Preferred Stock in accordance with its terms (including adjustment provisions set forth therein), (iv) issuance of all of the Warrant Shares upon the exercise of the Warrants in accordance with their terms (including adjustment provisions set forth therein), (v) any adjustment to the conversion price in the Series B Preferred Stock following any stock dividend, stock split or other share combination event, Series B Dilutive Issuance (as defined below) or Reset Date (as defined in the Series B Certificate of Designation); (vi) any issuance of shares of Common Stock as a dividend in kind on the Series B Preferred Stock and (vii) any adjustment to the exercise price or number of shares of Common Stock underlying the Warrants in the event of a share combination event, Warrant Dilutive Issuance (as defined below) and Warrant Reset Date (as defined below) (the “Stockholder Approval”), which proposals are included in this Proxy Statement.

We agreed to use our reasonable best efforts to obtain such Stockholder Approval. If, despite our reasonable best efforts the Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, we are obligated to cause an additional stockholder meeting to be held on or prior to the 60th calendar day following the failure to obtain Stockholder Approval. If, despite the Company’s reasonable best efforts the Stockholder Approval is not obtained after such subsequent stockholder meetings, the Company shall cause an additional Stockholder Meeting to be held every 90 days thereafter until (i) such Stockholder Approval is obtained, or (ii) December 31, 2026, whichever is sooner. As a condition to closing, holders of our Common Stock representing a majority of the voting power of the Company’s issued and outstanding Common Stock as of the Closing Date entered into and delivered support agreements providing that, among other things, such stockholders have agreed to vote all their shares of Common Stock in favor of the matters for which Stockholder Approval is to be obtained.

The Purchase Agreement provides that until the later of (i) six months from its date, (ii) 30 days following the date Stockholder Approval is obtained and effective, and (iii) the date that we have fewer than 40,000 shares of issued and outstanding Series B Preferred Stock, we are prohibited from effecting or entering into an agreement to effect any issuance by us or any of our subsidiaries of Common Stock or Common Stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined therein).

Pursuant to the Purchase Agreement, until 90 days following the later of (a) the earliest of the date that (i) the initial registration statement registering for resale all Conversion Shares and Warrant Shares has been declared effective by the SEC, (ii) all of the Conversion Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (iii) following the one year anniversary of the Closing Date provided that a holder of Conversion Shares or Warrant Shares is not an affiliate of us or (iv) all of the Shares and Warrant Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and counsel to the Company has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Conversion Shares, Dividend Shares and Warrant Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders, and (b) the date Stockholder Approval is obtained and effective, we and our subsidiaries are prohibited from (x) issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or Common Stock equivalents, or (y) filing any registration statement or any amendment or supplement thereto, in each case subject to certain exceptions.

Pursuant to the Purchase Agreement, until the 18-month anniversary of the Closing Date upon us or any of our subsidiaries issuing any securities, including Common Stock or preferred stock, Indebtedness (as defined in the Purchase Agreement) or entering into any Variable Rate Transaction the Selling Stockholders were granted, subject to certain exceptions, the right to participate in such financing in an aggregate amount equal to 50% of the financing on the same terms, conditions and price provided for in the financing.

In connection with the Purchase Agreement, our directors and officers executed agreements agreeing, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for our Common Stock for a period commencing on the date of the Purchase Agreement and continuing and including the date that is 90 days after the effective date of the initial registration statement filed pursuant to the Registration Rights Agreement (as defined below).

The Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, each of the Selling Stockholders represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act), and we sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Securities Issued

Series B Convertible Preferred Stock

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value of $0.001 per share. Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class. Our Board has designated 1,500,000 shares of our preferred stock as Series A Preferred Stock, 938,847 of which are issued and outstanding as of the date hereof. In connection with the Private Placement, our Board designated 360,000 shares of preferred stock as a new series of Series B Preferred Stock.

The terms of the Series B Preferred Stock are set forth in the Series B Certificate of Designation, which was filed with the Secretary of State for the State of Delaware on October 16, 2025 prior to the closing of the Private Placement. The form of the Series B Certificate of Designation was filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on October 22, 2025. The key terms of the Series B Preferred Stock are summarized below:

Stated Value

The Series B Preferred Stock has a stated value per share equal to $25.00.

Conversion into Shares of Common Stock

The conversion price (“Conversion Price”) of the Series B Preferred Stock was initially set at $1.36 per share. The Conversion Price is subject to adjustment as provided in the Series B Certificate of Designation and discussed further below. See “Adjustment Provisions.”

Our Series B Preferred Stock is convertible into shares of our Common Stock (subject to the beneficial ownership limitations as provided in the Series B Certificate of Designation), based upon the Conversion Price per share of Common Stock, at any time at the option of the holder prior to the fifth anniversary of the date of issuance (the “Mandatory Conversion Date”), at which time all shares of outstanding Series B Preferred Stock shall automatically and without any further action by the holder be converted into shares of our Common Stock at the then effective Conversion Price. Notwithstanding the foregoing, in no event shall the Conversion Price be less than a floor price of $0.242 (the “Floor Price”) as further described below under the heading “Adjustment Provisions.”

The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible into is equal to the sum of:

(A)	the aggregate Stated Value of the shares being converted, divided by (B) the Conversion Price then in effect plus (to the extent the Company elects to pay dividends and the make-whole payment in shares of Common Stock)

(X)	the sum of all accrued but unpaid paid dividends thereon plus the make-whole payment, divided by (Y) the Dividend Conversion Price (as defined and further described under “Dividends”).

As to any fraction of a share which a holder would otherwise be entitled to receive upon such conversion, at our election, we may either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round to the nearest whole share. The shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, exclusive of dividends, are referred to as “Conversion Shares.” At the initial Conversion Price, if all of the outstanding shares of Series B Preferred Stock were to fully convert, exclusive of dividends, we would issue 6,617,647 Conversion Shares.

In certain instances, in addition to receiving Conversion Shares pursuant to the formula set forth above upon conversion of their shares of Series B Preferred Stock, holders will also receive a cash payment. See “Adjustment Provisions- Series B Dilutive Issuance” and “Dividends.”

Limitations on Conversion.

The holders of shares of Series B Preferred Stock are prohibited from converting Series B Preferred Stock into shares of our Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Adjustment Provisions

The Series B Certificate of Designation contains provisions which require the lowering of the Conversion Price, subject to the Floor Price. The Conversion Price is subject to adjustment in connection with dilutive issuances including issuances of securities below the conversion price, stock dividends, stock splits or similar events and pursuant to a reset provision, all subject to the Floor Price. Assuming the Conversion Price was reduced to the Floor Price as a result of any such adjustment provisions, if all of the outstanding shares of Series B Preferred Stock were to fully convert, exclusive of dividends, we would issue 37,190,083 Conversion Shares instead of the 6,617,647 Conversion Shares to be issued if the Conversion Price remains at the initial Conversion Price of $1.36.

Series B Dilutive Issuance. The Series B Certificate of Designation contains anti-dilution provisions, which provisions require, under certain circumstances, the lowering of the Conversion Price on unconverted Series B Preferred Stock to the purchase price of future offerings by us (subject to certain exclusions), subject to the Floor Price. If in the future we issue securities for less than the Conversion Price of our Series B Preferred Stock, we will be required to reduce the relevant Conversion Price of any unconverted shares of Series B Preferred Stock, which will result in a greater number of shares of Common Stock being issuable upon conversion, which in turn will have a greater dilutive effect on our stockholders. More specifically, except in connection with certain exempt issuances stipulated in the Series B Certificate of Designation, the Series B Certificate of Designation stipulates that if, at any time while the Series B Preferred Stock is outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition) any Common Stock or any securities which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) at an effective price per share that is lower than the then Conversion Price of the Series B Preferred Stock (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Series B Dilutive Issuance”) then the Conversion Price of the Preferred Stock then outstanding automatically will be reduced to equal the Base Conversion Price at the time such Common Stock or Common Stock Equivalents are issued, subject to the Floor Price.

If a holder elects to convert following a Series B Dilutive Issuance that causes the Base Conversion Price to be less than the Floor Price, then in addition to the Conversion Shares, we must pay the holder an amount in cash equal to the product obtained by multiplying (a) any bid price selected by the holder for the Common Stock as published on Bloomberg within one hour preceding the submission of the conversion notice by the holder, by (b) the difference obtained by subtracting (1) the quotient obtained by dividing (a) the aggregate Stated Value of those shares being converted, by (b) the Floor Price, from (2) the quotient obtained by dividing (x) the aggregate Stated Value of those shares being converted, by (y) the Base Conversion Price without giving effect to the Floor Price.

Reset Provision. On the “Reset Date,” which is defined in the Series B Certificate of Designation as the later of (a) the earlier of (1) the date that a registration statement registering the Registrable Securities (as defined below in “The Registration Rights Agreement”) is declared effective, or (2) the date that the Registrable Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and (b) the date our stockholders approve the issuance of all the Conversion Shares, including, without limitation, to give full effect and consent to any adjustment to the Conversion Price pursuant to the terms of the Series B Certificate of Designation and to the issuance of shares of Common Stock as a dividend on the Series B Preferred Stock, the Conversion Price will be decreased to the lower of (i) the Conversion Price then in effect or (ii) the lowest single day volume weighted average price (VWAP) of the Common Stock of the five trading days immediately preceding the Reset Date (the “Reset Price”); provided that the Conversion Price cannot be reduced to be below the Floor Price.

Stock Dividends and Stock Splits. If we, at any time while the shares of Series B Preferred Stock are outstanding: (a) pay a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (b) subdivide outstanding shares of Common Stock into a larger number of shares; or (c) combine (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Company); provided that no adjustment shall cause the Conversion Price to be less than the Floor Price.

Dividends

The holders of Series B Preferred Stock are entitled to receive cumulative dividends at the rate per share of 9% per annum of the $25.00 Stated Value per share until the fifth anniversary of the date of issuance. Dividends are payable (i) upon any conversion of the Series B Preferred Stock, (ii) on each such other date as our Board may determine, (iii) upon our liquidation, dissolution or winding up, and (iv) upon the occurrence of a fundamental transaction, including any merger or consolidation, sale of all or substantially all of our assets, exchange or conversion of all of our Common Stock by tender offer, exchange offer or reclassification, in cash or, solely in the event of (i) above, in cash or in shares of Common Stock. The shares of Common Stock issued to satisfy the payment of dividends or any make-whole payment are referred to as “Dividend Shares.” However, if shares of Series B Preferred Stock are converted into shares of Common Stock at any time prior to the Mandatory Conversion Date, the holder will also receive a make-whole payment in an amount equal to all of the dividends that, but for the early conversion, would have otherwise accrued on the applicable shares of Series B Preferred Stock being converted for the period commencing on the conversion date and ending on Mandatory Conversion Date, less the amount of all prior dividends paid on such converted shares of Series B Preferred Stock before the date of conversion (the “Make-Whole Payment”). Make-Whole Payments are payable at our option in either cash or in shares of Common Stock. With respect to any dividend and Make-Whole Payments paid in shares of Common Stock, the number of shares of Common Stock to be issued to a holder of Series B Preferred Stock will be equal to an amount equal to (x) the amount of the dividend payable, divided by (y) the Dividend Conversion Price. The Dividend Conversion Price is equal to the lower of (a) the conversion price then in effect, and (b) the volume weighted average price (VWAP) of the Common Stock on the trading day prior to the applicable conversion date; provided that the Dividend Conversion Price may not be less than the Floor Price. If the Company were to elect to pay all dividends payable on the 360,000 shares of Series B Preferred Stock issued in the Private Placement in shares of Common Stock and assuming that the Conversion Price and/or the Dividend Conversion Price was reduced to the Floor Price, the Company would issue 16,735,537 Dividend Shares in addition to the 37,190,083 Conversion Shares.

If the Dividend Conversion Price is lower than the Floor Price and we elect to pay a dividend or Make-Whole Payment in shares of Common Stock, in addition to the number of shares of Common Stock payable calculated using the Floor Price, we will pay the holders of the Series B Preferred Stock an amount in cash equal to the product of (A) any bid price selected by the holder for the Company’s Common Stock as published on Bloomberg within one hour preceding the submission of the conversion notice by the holder, and (B) the difference obtained by subtracting (1) the quotient obtained by dividing (a) the amount of the dividend payable to such holder by (b) the Floor Price, from (2) the quotient obtained by dividing (x) the amount of the dividend payable to such Holder by (y) the Dividend Conversion Price without giving effect to the Floor Price.

Liquidation

In the event of our liquidation, dissolution or winding-up, holders of Series B Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to its shares of Series B Preferred Stock if such shares had been converted to Common Stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Series B Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Voting Rights

Except as otherwise required by law, the Series B Preferred Stock will have no voting rights; provided, however, as long as any shares of Series B Preferred Stock are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series B Preferred Stock, (c) amend the certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Preferred Stock, (d) increase the number of authorized shares of Series B Preferred Stock or (e) enter into any agreement with respect to any of the foregoing.

Listing

The Series B Preferred Stock is not listed on the Nasdaq Capital Market or any other exchange or trading market. We do not plan on making an application to list the Series B Preferred Stock on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. The Common Stock issuable upon conversion of the Series B Preferred Stock is listed on the Nasdaq Capital Market under the ticker symbol “SGD.”

The Warrants

In connection with the Private Placement, the Company issued Warrants to purchase up to 6,617,647 shares of Common Stock. The shares of Common Stock issuable upon exercise of the Warrants are referred to as “Warrant Shares.” The following is a summary of the certain of the terms and provisions of the Warrants issued in the Private Placement. The form of Warrant was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 22, 2025.

Exercisability

The Warrants are exercisable at any time on or after the first trading date after the Company’s stockholders approve the issuance of all Warrant Shares issuable pursuant to the terms of the Warrants (including, without limitation, to give full effect and consent to any adjustment to the exercise price or number of shares of Common Stock underlying the Warrants following any stock dividend, stock split or other share combination event, dilutive issuance or reset provision) (such date, the “Initial Exercise Date”) and will expire two and one-half years following such approval (the “Termination Date”). The date that the stockholders approve the issuance of all Warrant Shares issuable pursuant to the terms of the Warrants is referred to as the “Warrant Stockholder Approval Date.”

Exercise Price

The initial Warrant exercise price (the “Exercise Price”) at issuance was $1.36 per share. The Exercise Price and number of shares of Common Stock issuable upon exercise of the Warrants will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events. The Warrants also contain provisions which require the lowering of the Exercise Price, in connection with dilutive issuances and pursuant to a reset provision, all subject to the Floor Price. Assuming the Exercise Price was reduced to the Floor Price as a result of such adjustment provisions and all issued Warrants were fully exercised by means of an alternative cashless exercise (as described in “Cashless Exercise” below), we would issue 37,190,083 Warrant Shares.

Warrant Dilutive Issuance. Except in connection with certain exempt issuances set forth in the Series B Certificate of Designation, each Warrant provides that if, at any time while such Warrant is outstanding, we sell or grant any option to purchase or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition) any Common Stock or any securities (including but not limited to Common Stock Equivalents) entitling any person or entity to acquire shares of Common Stock (upon conversion, exercise or otherwise), at an effective price per share less than the then Exercise Price (such lower price, the “Warrant Base Share Price” and such issuances collectively, a “Warrant Dilutive Issuance”), then the Exercise Price shall be reduced to equal the Warrant Base Share Price and the number of Warrant Shares issuable under such Warrant shall be proportionately increased such that the aggregate Exercise Price of the Warrant shall remain unchanged following such event, provided, however, that in no event shall the Warrant Base Share Price be less than the Floor Price.

Reset Provision. On the “Warrant Reset Date,” which is defined in the Warrants as the later of (a) the earlier of (1) the date that a registration statement registering the Registrable Securities (as defined below in “The Registration Rights Agreement”) is declared effective, or (2) the date that the Registrable Securities can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 promulgated under the Securities Act, and (b) the Warrant Stockholder Approval Date, the Exercise Price will be adjusted to equal the lower of (i) the Exercise Price then in effect, or (ii) the lowest single day volume weighted average price (VWAP) of the Common Stock of the five trading days immediately preceding the Warrant Reset Date (the “Reset Price”); provided that the Exercise Price cannot be reduced to be below the Floor Price. Upon such reset of the Exercise Price, the number of Warrant Shares issuable shall be increased such that the aggregate Exercise Price of the Warrant shall remain unchanged following such reset.

Cashless Exercise

If on a date after the Initial Exercise Date, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares, the Warrants may be exercised, in whole or in part, by means of a “cashless exercise” in which case the holder in which case such holder will receive a number of shares of Common Stock determined according to the formula set forth in the Warrants. On the Termination Date, the Warrant will be automatically exercised via cashless exercise, provided that the Warrant Stockholder Approval Date has occurred.

Whether or not an effective registration statement or prospectus is available, a holder may effect an “alternative cashless exercise” at any time on or after the Warrant Stockholder Approval Date. In such event, the aggregate number of Warrant Shares issuable in such alternative cashless exercise will equal the aggregate number of Warrant Shares that would be issuable upon exercise of the Warrant if such exercise were by means of a cash exercise.

Given the “alternative cashless exercise” provisions of the Warrants described above, it is unlikely the Warrants would be exercised on a cash basis.

Limitations on Exercise.

The holders of the Warrants are prohibited from exercising the Warrants for shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Fundamental Transaction

If a Fundamental Transaction (as such term is defined in the Warrants) occurs, then the successor entity will succeed to, and be substituted for the Company, and may exercise every right and power that the Company may exercise and will assume all of the Company’s obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of the Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the Warrant following such Fundamental Transaction. In certain circumstances, the holder will have the right to receive the Black Scholes Value of the Warrant calculated pursuant to a formula set forth in the Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of the Common Stock as described in the Warrants.

Rights of Holder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of the Common Stock, including any voting rights, until the holder exercises the Warrant.

The Registration Rights Agreement

In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of October 16, 2025, with the Selling Stockholders, pursuant to which we agreed to prepare and file a registration statement (the “Registration Statement”) with the SEC registering the resale of (a) all Conversion Shares and shares issued as a dividend in kind on the Series B Preferred Stock (assuming the Series B Preferred Stock is convertible at the Floor Price and the shares of Common Stock issued as a dividend in kind on the Series B Preferred Stock (including any Make-Whole Payments paid in shares of Common Stock) are issued at the Floor Price), (b) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming the Warrants are exercised in full without regard to any exercise limitations therein), (c) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Warrants (without giving effect to any limitations on exercise set forth in the Warrants and assuming the Exercise Price and number of Warrant Shares adjust to the Floor Price) and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (together, the “Registrable Securities”) no later than 15 calendar days after the date of the Registration Rights Agreement (the “Filing Date”), to use our commercially reasonable efforts to have the registration statement declared effective as promptly as possible thereafter, and in any event not more than 60 days following the date of the Registration Rights Agreement (or 90 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC) (the “Effectiveness Date”), provided however, that in the event we are notified by the SEC that the Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date will be the fifth trading day following the date on which we are so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a trading day, then the Effectiveness Date will be the next succeeding trading day, and provided further that if the SEC is closed following the filing date, in part or in full, for operations due to a government shutdown, the Effectiveness Date will be extended by the same amount of days that the SEC remains closed for operations following the filing date. In the event the Registration Statement is not filed by the Filing Date or declared effective by the Effectiveness Date, the Company will be required under the Registration Rights Agreement to pay to the Selling Stockholders liquidated damages on a weekly basis until cured. The Registration Rights Agreement further provides that the Company shall use commercially reasonable efforts to keep such Registration Statement effective at all times until all securities covered by such Registration Statement have been sold or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Private Placement Shares by the Selling Stockholders. We will, however, receive up to an aggregate of approximately $9.0 million in cash from the exercise of the Warrants, assuming the exercise in full for cash of all the Warrants, which we intend to use for working capital and general corporate purposes.  However, given the “alternative cashless exercise” provisions of the Warrants described above, it is unlikely the Warrants would be exercised on a cash basis and instead we expect that the Warrants will be exercised on a cashless basis.

The Selling Stockholders will receive all of the proceeds of the sale of Private Placement Shares offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of the Private Placement Shares that may be sold from time to time pursuant to this prospectus. See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING STOCKHOLDERS

The Private Placement Shares being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Series B Shares and exercise of the Warrants. Included in the Private Placement Shares being offered by the Selling Stockholders are: 53,925,620 shares of Common Stock issuable upon the conversion of the Series B Shares of which (i) 6,617,647 shares of Common Stock are currently issuable upon the conversion the Series B Shares at an initial conversion price of $1.36 per share; and (ii) 47,307,973 shares of Common Stock will be issuable upon receipt of Stockholder Approval. Included in the Private Placement Shares being offered by the Selling Stockholders are 37,190,083 shares of Common Stock issuable upon exercise of the Warrants, the exercise of all of which are subject to Stockholder Approval. We are registering the Private Placement Shares in order to permit the Selling Stockholders to offer the Private Placement Shares for resale from time to time. Except for the ownership of the shares of Series B Shares and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The number of shares described under the column “Shares of Common Stock Beneficially Owned Prior to this Offering” for each Selling Stockholder includes all shares of our Common Stock beneficially held by such Selling Stockholder as of October 31, 2025, which includes all shares of our Common Stock issuable upon conversion of the Series B Shares purchased by such Selling Stockholder in the Private Placement, subject to the Beneficial Ownership Limitation, and excludes shares of Common Stock issuable upon conversion of the Series B Shares and exercise of the Warrants, the conversion or exercise of which is subject to the Beneficial Ownership Limitation and/or Stockholder Approval. Because each Selling Stockholder may dispose of all, none or some portion of their Private Placement Shares, no estimate can be given as to the number of Private Placement Shares that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the Private Placement Shares covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of our Common Stock during the offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Private Placement Shares in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. See the section titled “Plan of Distribution.”

The third column “Maximum Number of Private Placement Shares Being Offered for Resale” lists the Private Placement Shares being offered by this prospectus by the Selling Stockholders without any limitations. In accordance with the terms of the Purchase Agreement with the Selling Stockholders, this prospectus generally covers the resale of the Private Placement Shares described above and determined as if such outstanding Series B Shares and the Warrants were converted and exercised, as applicable, in full, the Series B Adjustment Shares were issued in full, the Warrant Anti-Dilution Shares are issued in full and the Dividend Shares are issued in full upon the payment of dividends payable on the Series B Shares in shares of Common Stock as Dividend Shares, and as applicable as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Certificate of Designation and the Warrants, without regard to any limitations on the exercise or conversion of the Warrants and the Series B Shares, as applicable and assuming Stockholder Approval is obtained for full conversion of the Series B Shares, including the Dividend Shares, and full exercise of the Warrants. The fourth column assumes the sale of all of the Private Placement Shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Series B Certificate of Designation and the Warrants, a Selling Stockholder may not exercise or convert its applicable Warrants or Series B Shares to the extent such exercise or conversion, as applicable, would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or, at the election of the holder, 9.99%) of our then outstanding Common Stock following such exercise or conversion, as applicable, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants or conversion of the Series B Shares which have not been exercised or converted. The number of shares in the third column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares of	Maximum	Shares of Common Stock
	Common	Number	To Be Beneficially Owned
	Stock	of Private	Immediately Following
	Beneficially	Placement	the Sale of the Private
	Owned	Shares	Placement Shares
	Prior to the	Being Offered	Offered for Resale
Name of Selling Stockholder	Offering(5)	for Resale	Number	Percentage

Evergreen Capital Management LLC(1)	464,117	30,371,900	0 *
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(2)	464,117	30,371,900	0 *
Anson Investments Master Fund LP(3)	464,117	23,082,645	0 *
Anson East Master Fund LP(4)	464,117	7,289,257	0 *

*	Represents less than one percent (1%) of the outstanding Common Stock

(1)

Shares of Common Stock beneficially owned prior to the Offering include 464,117 shares of Common Stock issuable upon conversion of 25,248 Series B Shares and does not include: (i) 1,725,238 shares of Common Stock issuable upon conversion of 94,752 Series B Shares because such shares are not issuable due to the beneficial ownership limitation in the Series B Certificate of Designation; or (ii) any Warrant Shares issuable upon the exercise of 2,205,883 Warrants because such Warrants are not exercisable until Stockholder Approval is obtained. The maximum number of Private Placement Shares to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of the Series B Shares and the Warrants beneficially owned by the Selling Stockholder. The shares that may be sold under this prospectus are comprised of (i) an aggregate of 17,975,207 Conversion Shares and Dividend Shares; and (ii) 12,396,694 Warrant Shares.

Jeffrey Pazdro has shared voting control and investment discretion over the securities reported herein that are held by Evergreen Capital Management LLC. As a result, Mr. Pazdro may be deemed to have beneficial ownership of the securities reported herein that are held by Evergreen Capital Management LLC. Mr. Pazdro disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. The address of Evergreen Capital Management LLC is 156 W. Saddle River Road, Saddle River, New Jersey 07458.

(2)

Shares of Common Stock beneficially owned prior to the Offering include 464,117 shares of Common Stock issuable upon conversion of 25,248 Series B Shares and does not include: (i) 1,725,238 shares of Common Stock issuable upon conversion of 94,752 Series B Shares because such shares are not issuable due to the beneficial ownership limitation in the Series B Certificate of Designation; or (ii) any Warrant Shares issuable upon the exercise of 2,205,883 Warrants because such Warrants are not exercisable until Stockholder Approval is obtained. The maximum number of Private Placement Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of the Series B Shares and the Warrants beneficially owned by the Selling Stockholder. The shares that may be sold under this prospectus are comprised of (i) an aggregate of 17,975,207 Conversion Shares and Dividend Shares; and (ii) 12,396,694 Warrant Shares.

Waqas Khatri has shared voting control and investment discretion over the securities reported herein that are held by Alto Opportunity Master Fund, SPC. As a result, Mr. Khatri may be deemed to have beneficial ownership of the securities reported herein that are held by Alto Opportunity Master Fund, SPC. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund, SPC is c/o Ayrton LLC 55 Post Road, W, 2nd Floor, Westport, Connecticut 06880.

(3)

Shares of Common Stock beneficially owned prior to the Offering include 464,117 shares of Common Stock issuable upon conversion of 25,248 Series B Shares and does not include: (i) 48,738 shares of Common Stock issuable upon conversion of 65,952 Series B Shares because such shares are not issuable due to the beneficial ownership limitation in the Series B Certificate of Designation; or (ii) any Warrant Shares issuable upon the exercise of 1,676,471 Warrants because such Warrants are not exercisable until Stockholder Approval is obtained. The maximum number of Private Placement Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of the Series B Shares and the Warrants beneficially owned by the Selling Stockholder. The shares that may be sold under this prospectus are comprised of (i) an aggregate of 13,661,157 Conversion Shares and Dividend Shares; and (ii) 9,421,488 Warrant Shares.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)

Shares of Common Stock beneficially owned prior to the Offering include 464,117 shares of Common Stock issuable upon conversion of 25,248 Series B Shares and does not include: (i) 1,725,238 shares of Common Stock issuable upon conversion of 3,552 Series B Shares because such shares are not issuable due to the beneficial ownership limitation in the Series B Certificate of Designation; or (ii) any Warrant Shares issuable upon the exercise of 529,412 Warrants because such Warrants are not exercisable until Stockholder Approval is obtained. The maximum number of Private Placement Shares of Common Stock to be sold pursuant to this prospectus represent the number of shares of Common Stock that may be issued, in the aggregate, upon conversion or exercise (as the case may be) of the Series B Shares and the Warrants beneficially owned by the Selling Stockholder. The shares that may be sold under this prospectus are comprised of (i) an aggregate of 4,314,050 Conversion Shares and Dividend Shares; and (ii) 2,975,207 Warrant Shares.

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)	The number of shares of Common Stock in this column additionally includes up to an aggregate of 16,735,537 Dividend Shares issuable as dividends to the holders of the Series B Shares held by the Selling Stockholders prior to this offering.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the Private Placement Shares offered hereby will be passed upon for us by Blank Rome LLP.

EXPERTS

Safe and Green Development Corporation

The consolidated financial statements of Safe and Green Development Corporation and Subsidiaries for the two years ended December 31, 2024 and 2023 have been audited by M&K CPA’s, PLLC, independent registered public accounting firm, as set forth in their report thereon appearing in our Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on our ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

Resource Group US Holdings LLC

The financial statements of Resource Group US Holdings LLC for the two years ended December 31, 2024 and 2023, included in this proxy statement/prospectus/information statement have been so included in reliance on the report of M&K CPA’s, PLLC, independent auditors, appearing elsewhere herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we, the Selling Stockholders nor any agent, underwriter or dealer has authorized any person to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Additional information about Safe and Green Development Corporation is contained at our website, www.sgdevco.com. Information on our website is not incorporated by reference into this prospectus. We make available on our website our SEC filings as soon as reasonably practicable after those reports are filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-41581):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025, and for the fiscal quarter ended June 30, 2025, filed with the SEC on August 15, 2025;

●	Our definitive proxy statement on Schedule 14A, filed with the SEC on September 9, 2025;

●	Our Current Reports on Form 8-K, filed with the SEC on January 22, 2025, February 3, 2025, February 5, 2025, February 12, 2025, February 18, 2025, February 27, 2025, March 5, 2025, March 10, 2025, as amended on March 12, 2025, March 11, 2025, April 10, 2025, June 4, 2025, as amended on August 12, 2025 and August 20, 2025 (except as set forth therein), June 24, 2025, June 27, 2025, July 2, 2025, August 4, 2025, August 29, 2025, September 30, 2025 and October 22, 2025; and

●	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10-K, filed with the SEC on March 31, 2024.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made with the SEC (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements after the date of this prospectus and until the offering of securities covered by this prospectus has been completed. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

We will provide, without charge, to each person to whom a copy of this prospectus or any other supplement or amendment forming a part of the registration statement is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein and therein, including exhibits. Requests should be directed to:

Safe and Green Development Corporation

100 Biscayne Blvd., #1201

Miami, Florida 33132

(904) 496-0027

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Amount
SEC registration fee	$12,584
Legal fees and expenses	150,000
Accounting fees and expenses	10,000
Miscellaneous	27,416
Total:	$200,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for payments of unlawful dividends or unlawful stock repurchases or redemptions; (iv) for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director, except to the extent such an exemption from liability thereof is not permitted under the DGCL.

As permitted by the DGCL, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as our officer, director, employee or agent or any of our affiliated enterprises. Under these agreements, we are not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the DGCL;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of our stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against us or any of our directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by our board of directors or required by law;

●	indemnification for settlements the director or officer enters into without our consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by us.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits.

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-3, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 19, 2023 (File No. 001-41581)).
3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 19, 2023 (File No. 001-41581)).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2024 (File No. 001-41581))
3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2024 (File No. 001-41581))
3.5	Amendment No. 1 to the Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on June 4, 2025 (File No. 001-41581))
3.6	Certificate of Designation of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on June 4, 2025 (File No. 001-41581))
3.7	Certificate of Designation of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 22, 2025 (File No. 001-41581))
3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Form 8-K filed by the Registrant with the Securities and Exchange Commission on October 22, 2025 (File No. 001-41581))
4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2025 – Commission File No. 001-41581)
5.1*	Opinion of Blank Rome LLP
10.1#	Form of Securities Purchase Agreement, dated October 16, 2025, by and between Safe and Green Development Corporation and the Holders identified on the signature pages thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2025 – Commission File No. 001-41581)
10.2	Form of Registration Rights Agreement, dated October 16, 2025, by and between Safe and Green Development Corporation and the Holders identified on the signature pages thereto (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2025 – Commission File No. 001-41581)
23.1*	Consent of M&K, CPAs, independent registered public accounting firm for the Registrant
23.2*	Consent of Independent Auditors for Resource Group US Holdings LLC, M&K CPAS PLLC
23.3*	Consent of Blank Rome LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of the Registration Statement)
107*	Calculation of Filing Fee Table

*	Filed herewith.

#	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 31st day of October, 2025.

SAFE AND GREEN DEVELOPMENT CORPORATION

By:	/s/ David Villarreal
David Villarreal
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Villarreal and/or Nicolai Brune, as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ David Villarreal	Chief Executive Officer and Director	October 31, 2025
David Villarreal	(Principal Executive Officer)

/s/ Nicolai Brune	Chief Financial Officer	October 31, 2025
Nicolai Brune	(Principal Financial and Accounting Officer)

/s/ Peter G. DeMaria	Director	October 31, 2025
Peter G. DeMaria

/s/ John Scott Magrane, Jr.	Director	October 31, 2025
John Scott Magrane, Jr.

/s/ Christopher Melton	Director	October 31, 2025
Christopher Melton

/s/ Jeffrey Tweedy	Director	October 31, 2025
Jeffrey Tweedy

/s/ Bjarne Borg	Director	October 31, 2025
Bjarne Borg

/s/ James D. Burnham	Director	October 31, 2025
James D. Burnham

/s/ Anthony M. Cialone	Director	October 31, 2025
Anthony M. Cialone